UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2017

Lockbox Link, Inc.

(Exact name of registrant as specified in charter)

Nevada	333-198677	46-5441197
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6106 Paseo Delicias, Suite E Rancho Santa Fe, CA	92067
Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code: (858) 243-7772

123 W. Nye Lane, Suite 129

Carson City, NV 89706

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “the Company,” “Lockbox,” “we,” “us” and “our” refer to Lockbox Link, Inc.

Item 1.01 Entry into a Material Definitive Agreement.

As at October 12, 2017, (i) the Company sold 4,500,000 shares of its common stock to Natalie Moores for $25,200; (ii) the sole member board of directors, Iryna Clark, elected Natalie Moores as a director and the Chief Executive Officer, President, and Secretary of the Company; (iii) Iryna Clark resigned as a director and officer of the Company; and (iv) Iryna Clark contributed 4,500,000 shares of common stock to the Treasury of the Company. Ms. Moores is now the sole officer and director and the holder of the majority of issued and outstanding common shares of the Company.

In connection with the sale and issuance of 4,500,000 common shares, the Company relied upon the exemption from registration under the Securities Act of 1933, as amended and the rules and regulations of the Securities and Exchange Commission thereunder, in reliance upon Section 4(a)(2) thereof and Regulation D thereunder.

On September 25, 2017, the Company established a $500,000 Secured Line of Credit Agreement with Natalie Moores (the "Line of Credit"). The terms of the Line of Credit provide for interest at 12% per annum on all outstanding balances and is payable in accordance with promissory notes issued in connection with each advance made pursuant to the Line of Credit. Any and all advances are secured by all of the assets of the Company. The availability of funds for draw down from the Line of Credit is subject to the discretion of Ms. Moores.

On October 12, 2017, we received $25,000 from the Line of Credit pursuant to a Promissory Note (the “Note”). The principal and accrued interest on the Note is payable on October 12, 2018.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 5.01 Change in Control of Registrant.

As at October 12, 2017, as a result of the transactions described in Item 1.01 above, which are incorporated herein by reference, Natalie Moores is the holder of 4,500,000 common shares out of a total issued and outstanding of 5,444,500 or 83% of total issued and outstanding common shares. There is no other class of shares issued or outstanding.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

As at October 12, 2017, Ms. Iryna Clark resigned in all officer capacities from the Company, and Ms. Moores was appointed as Chief Executive Officer, Chief Financial Officer, President and Secretary. The resignation was not the result of any disagreement with the Company on any matter relating to our operations, policies or practices.

Background of Ms. Natalie Moores

Ms. Moores is a retired attorney from California. She has a strong business background with direct experience in structuring complex public and private transactions, negotiating multi-million dollar projects involving multiple jurisdictions, US and international entities. She was a partner of The Moores Law Group of Rancho Santa Fe California from 2012 until 2015. From 2015 until present, she has been providing consulting services, which include due diligence oversight and compliance processes, as well as assistance with contract negotiations. She received a Juris Doctor degree from the Concord Law School in 2011.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which Ms. Moores is a party in connection with her appointments at the Company.

The following table sets forth certain information as of October 12, 2017 and gives effect to the above described transaction, with respect to the holdings of: (i) our current director and named executive officers, and (iii) all directors and executive officers as a group, including the our new sole director. Other than Ms. Moores and Iryna Clark, no holder owns 5% or more of Company’s common stock. Each of the persons named in the table below as beneficially owning the shares set forth therein owns the shares directly and has sole voting power and sole investment power with respect to such shares. Unless otherwise specified, the address of each of the persons set forth below is the address of the Company. The information below is based on a total of 5,444,500 shares of the Company’s common stock outstanding as of October 12, 2017.

Name of Beneficial Owner	Number of Shares Held	% of Common shares
Natalie Moores	4,500,000	83%
Iryna Clark	500,000	9.2%
Officers and Directors as a group (2)	4,500,000	83%

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.2	Share Purchase Agreement dated October 12, 2017 and entered into between the Company and Natalie Moores

10.3	Line of Credit Agreement dated October 12, 2017

10.4	Promissory Note dated October 12, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 16, 2017	Lockbox Link, Inc..

By: /s/ Natalie Moores
Natalie Moores
Chief Executive Officer